Exhibit 99.1

Contact:	Adam N. Satterfield
Executive Vice President and Chief Financial Officer
(336) 822-5721

OLD DOMINION FREIGHT LINE REPORTS FOURTH QUARTER 2025

EARNINGS PER DILUTED SHARE OF $1.09

QUARTERLY CASH DIVIDEND TO INCREASE 3.6% TO $0.29 PER SHARE

THOMASVILLE, N.C. (February 4, 2026) – Old Dominion Freight Line, Inc. (Nasdaq: ODFL) today announced financial results for the three-month and twelve-month periods ended December 31, 2025.

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
(In thousands, except per share amounts)	2025	2024	% Chg.	2025	2024	% Chg.
Total revenue	$1,307,296	$1,385,829	(5.7)%	$5,496,389	$5,814,810	(5.5)%
LTL services revenue	$1,295,862	$1,372,297	(5.6)%	$5,446,151	$5,761,105	(5.5)%
Other services revenue	$11,434	$13,532	(15.5)%	$50,238	$53,705	(6.5)%
Operating income	$304,251	$334,020	(8.9)%	$1,361,045	$1,543,998	(11.8)%
Operating ratio	76.7%	75.9%		75.2%	73.4%
Net income	$229,470	$263,144	(12.8)%	$1,023,703	$1,186,073	(13.7)%
Diluted earnings per share	$1.09	$1.23	(11.4)%	$4.84	$5.48	(11.7)%
Diluted weighted average shares outstanding	209,891	214,399	(2.1)%	211,598	216,485	(2.3)%

Marty Freeman, President and Chief Executive Officer of Old Dominion, commented, “Old Dominion’s fourth quarter financial results reflect our ongoing commitment to revenue quality and cost discipline in what remains a challenging operating environment. Although our revenue and earnings per diluted share both decreased in the fourth quarter, our team continued to focus on executing the fundamental elements of our long-term strategic plan. The cornerstone of our plan remains our commitment to providing our customers with superior service at a fair price. As a result of the dedication of our OD Family of employees, we were pleased to once again provide our customers with 99% on-time service and a cargo claims ratio of 0.1%.

“The decrease in our fourth quarter revenue was primarily due to a 10.7% decrease in our LTL tons per day, which was partially offset by an increase in our LTL revenue per hundredweight. The decrease in our LTL tons per day reflects a 9.7% decrease in our LTL shipments per day and a 1.0% decrease in our LTL weight per shipment. LTL revenue per hundredweight, excluding fuel surcharges, increased 4.9% compared to the fourth quarter of 2024. The ongoing improvement in our yield is the result of our disciplined, cost-based approach to pricing that is designed to offset our cost inflation over the long term and support our investments in our capacity, technology and our people.

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ODFL Reports Fourth Quarter Financial Results

February 4, 2026

“Our operating ratio increased by 80 basis points to 76.7% for the fourth quarter of 2025. We continued to operate efficiently and diligently managed our discretionary spending during the quarter, but the decline in revenue had a deleveraging effect on many of our operating expenses. This contributed to a 140 basis-point increase in our overhead costs as a percent of revenue, which was partially offset by a decrease in our direct operating costs as a percent of revenue. The combination of a decrease in our revenue and an increase in our operating ratio resulted in an 11.4% reduction in our earnings per diluted share to $1.09 for the fourth quarter.”

Cash Flow and Use of Capital

Old Dominion’s net cash provided by operating activities was $310.2 million for the fourth quarter of 2025 and $1.4 billion for the year. The Company had $120.1 million in cash and cash equivalents at December 31, 2025.

Capital expenditures were $45.7 million for the fourth quarter of 2025 and $415.0 million for the year. The Company expects its aggregate capital expenditures for 2026 to total approximately $265 million, including planned expenditures of $125 million for real estate and service center expansion projects; $95 million for tractors and trailers; and $45 million for information technology and other assets.

Old Dominion continued to return capital to shareholders during the fourth quarter of 2025 through its share repurchase and dividend programs. For the year, the Company utilized $730.3 million of cash for its share repurchase program and paid $235.6 million in cash dividends.

Increase to Quarterly Cash Dividend

The Company’s Board of Directors has declared a first-quarter cash dividend of $0.29 per share, payable on March 18, 2026, to shareholders of record at the close of business on March 4, 2026. This dividend represents a 3.6% increase compared to the quarterly cash dividend paid in the first quarter of 2025.

Summary

Mr. Freeman concluded, “Old Dominion produced solid financial results in the fourth quarter, and we believe our profitability metrics continue to lead our industry. These results were made possible by the hard work and dedication of our OD Family of employees, who have continued to consistently execute our long-term strategic plan during this prolonged period of macroeconomic softness. Our outstanding team has remained focused on providing our customers with best-in-class service, which continues to support our disciplined approach to yield management. This has allowed us to continue to make strategic investments in our network and technology that will support our ability to grow with our customers in the future. As a result, we remain confident that we are in an unparalleled position within our industry to win market share, generate profitable revenue growth and increase shareholder value over the long term.”

Old Dominion will hold a conference call to discuss this release today at 10:00 a.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the internet by going to ir.odfl.com. Please log on at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at this website shortly after the call and will be available for 30 days. A telephonic replay will also be available through February 11, 2026, at (855) 669-9658, Access Code 9011045.

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution the reader that such forward-looking statements involve risks and

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ODFL Reports Fourth Quarter Financial Results

February 4, 2026

uncertainties that could cause actual events and results to be materially different from those expressed or implied herein, including, but not limited to, the following: (1) the challenges associated with executing our growth strategy, and developing, marketing and consistently delivering high-quality services that meet customer expectations; (2) various economic factors such as inflationary pressures or downturns in the domestic economy, and our inability to sufficiently increase our customer rates to offset the increase in our costs; (3) changes in our relationships with significant customers; (4) our exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation and healthcare, increased self-insured retention or deductible levels or premiums for excess coverage, and claims in excess of insured coverage levels; (5) reductions in the available supply or increases in the cost of equipment and parts; (6) higher costs for or limited availability of suitable real estate; (7) the availability and cost of third-party transportation used to supplement our workforce and equipment needs; (8) fluctuations in the availability and price of diesel fuel and our ability to collect fuel surcharges, as well as the effectiveness of those fuel surcharges in mitigating the impact of fluctuating prices for diesel fuel and other petroleum-based products; (9) seasonal trends in the less-than-truckload (“LTL”) industry, harsh weather conditions and disasters; (10) the availability and cost of capital for our significant ongoing cash requirements; (11) decreases in demand for, and the value of, used equipment; (12) our ability to successfully consummate and integrate acquisitions; (13) various risks arising from our international business relationships; (14) the costs and potential adverse impact of compliance with anti-terrorism measures on our business; (15) the competitive environment with respect to our industry, including pricing pressures; (16) changes in international trade policies, including with respect to tariffs; (17) our customers’ and suppliers’ businesses may be impacted by various economic factors such as recessions, inflation, downturns in the economy, global uncertainty and instability, changes in U.S. social, political, and regulatory conditions or a disruption of financial markets; (18) the negative impact of any unionization, or the passage of legislation or regulations that could facilitate unionization, of our employees; (19) increases in the cost of employee compensation and benefit packages used to address general labor market challenges and to attract or retain qualified employees, including drivers and maintenance technicians; (20) our ability to retain our key employees and continue to effectively execute our succession plan; (21) potential costs and liabilities associated with cyber incidents and other risks with respect to our information technology systems or those of our third-party service providers, including system failure, security breach, disruption by malware or ransomware or other damage; (22) the failure to adapt to new technologies implemented by our competitors in the LTL and transportation industry, which could negatively affect our ability to compete; (23) the failure to keep pace with developments in technology, any disruption to our technology infrastructure, or failures of essential services upon which our technology platforms rely, which could cause us to incur costs or result in a loss of business; (24) disruption in the operational and technical services (including software as a service) provided to us by third parties, which could result in operational delays and/or increased costs; (25) the Compliance, Safety, Accountability initiative of the Federal Motor Carrier Safety Administration (“FMCSA”), which could adversely impact our ability to hire qualified drivers, meet our growth projections and maintain our customer relationships; (26) the costs and potential adverse impact of compliance with, or violations of, current and future rules issued by the Department of Transportation, the FMCSA and other regulatory agencies; (27) the costs and potential liabilities related to compliance with, or violations of, existing or future governmental laws and regulations, including environmental laws; (28) the effects of legal, regulatory or market responses to climate change concerns; (29) emissions-control and fuel efficiency regulations that could substantially increase operating expenses; (30) varied stakeholder expectations relating to evolving sustainability considerations and related reporting obligations; (31) the increase in costs associated with healthcare and other mandated benefits; (32) the costs and potential liabilities related to legal proceedings and claims, governmental inquiries, notices and investigations; (33) the impact of changes in tax laws, rates, guidance and interpretations; (34) the concentration of our stock ownership with the Congdon family; (35) the ability or the failure to declare future cash dividends; (36) fluctuations in the amount and frequency of our stock repurchases; (37) volatility in the market value of our common stock; (38) the impact of certain provisions in our articles of incorporation, bylaws, and Virginia law that could discourage, delay or prevent a change in control of us or a change in our management;

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ODFL Reports Fourth Quarter Financial Results

February 4, 2026

and (39) other risks and uncertainties described in our most recent Annual Report on Form 10-K and other filings with the SEC. Our forward-looking statements are based upon our beliefs and assumptions using information available at the time the statements are made. We caution the reader not to place undue reliance on our forward-looking statements as (i) these statements are neither a prediction nor a guarantee of future events or circumstances and (ii) the assumptions, beliefs, expectations and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the statement is made, except as otherwise required by law.

Old Dominion Freight Line, Inc. is one of the largest North American LTL motor carriers and provides regional, inter-regional and national LTL services through a single integrated, union-free organization. Our service offerings, which include expedited transportation, are provided through an expansive network of service centers located throughout the continental United States. The Company also maintains strategic alliances with other carriers to provide LTL services throughout North America. In addition to its core LTL services, the Company offers a range of value-added services including container drayage, truckload brokerage and supply chain consulting.

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ODFL Reports Fourth Quarter Financial Results

February 4, 2026

OLD DOMINION FREIGHT LINE, INC.
Statements of Operations

	Fourth Quarter				Year to Date
(In thousands, except per share amounts)	2025		2024		2025		2024
Revenue	$1,307,296	100.0%	$1,385,829	100.0%	$5,496,389	100.0%	$5,814,810	100.0%

Operating expenses:
Salaries, wages & benefits	642,113	49.1%	655,902	47.3%	2,635,325	47.9%	2,689,314	46.2%
Operating supplies & expenses	134,447	10.3%	145,651	10.5%	570,981	10.4%	635,320	10.9%
General supplies & expenses	42,530	3.2%	40,559	2.9%	169,161	3.1%	176,546	3.0%
Operating taxes & licenses	33,772	2.6%	35,837	2.6%	138,940	2.5%	144,690	2.6%
Insurance & claims	19,339	1.5%	39,815	2.9%	74,416	1.4%	92,359	1.6%
Communications & utilities	9,272	0.7%	9,618	0.7%	38,939	0.7%	40,827	0.7%
Depreciation & amortization	92,669	7.1%	88,808	6.4%	364,683	6.6%	344,568	5.9%
Purchased transportation	25,555	2.0%	29,154	2.1%	110,036	2.0%	122,815	2.1%
Miscellaneous expenses, net	3,348	0.2%	6,465	0.5%	32,863	0.6%	24,373	0.4%

Total operating expenses	1,003,045	76.7%	1,051,809	75.9%	4,135,344	75.2%	4,270,812	73.4%

Operating income	304,251	23.3%	334,020	24.1%	1,361,045	24.8%	1,543,998	26.6%

Non-operating (income) expense:
Interest expense	284	0.0%	25	0.0%	296	0.0%	212	0.0%
Interest income	(1,240)	0.0%	(1,903)	(0.2)%	(4,145)	(0.1)%	(17,011)	(0.3)%
Other expense, net	60	0.0%	723	0.1%	3,586	0.1%	3,200	0.1%

Income before income taxes	305,147	23.3%	335,175	24.2%	1,361,308	24.8%	1,557,597	26.8%

Provision for income taxes	75,677	5.7%	72,031	5.2%	337,605	6.2%	371,524	6.4%

Net income	$229,470	17.6%	$263,144	19.0%	$1,023,703	18.6%	$1,186,073	20.4%

Earnings per share:
Basic	$1.10		$1.23		$4.86		$5.51
Diluted	$1.09		$1.23		$4.84		$5.48

Weighted average outstanding shares:
Basic	208,853		213,289		210,535		215,326
Diluted	209,891		214,399		211,598		216,485

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ODFL Reports Fourth Quarter Financial Results

February 4, 2026

OLD DOMINION FREIGHT LINE, INC.
Operating Statistics

	Fourth Quarter			Year to Date
	2025	2024	% Chg.	2025	2024	% Chg.
Work days	62	62	—%	253	254	(0.4)%
Operating ratio	76.7%	75.9%		75.2%	73.4%
LTL intercity miles (1)	144,055	162,124	(11.1)%	616,261	673,237	(8.5)%
LTL tons (1)	1,903	2,130	(10.7)%	8,177	9,000	(9.1)%
LTL tonnage per day	30,691	34,351	(10.7)%	32,319	35,433	(8.8)%
LTL shipments (1)	2,561	2,837	(9.7)%	11,072	12,011	(7.8)%
LTL shipments per day	41,308	45,763	(9.7)%	43,762	47,288	(7.5)%
LTL revenue per hundredweight	$33.91	$32.10	5.6%	$33.31	$32.05	3.9%
LTL revenue per hundredweight, excluding fuel surcharges	$28.88	$27.52	4.9%	$28.42	$27.13	4.8%
LTL revenue per shipment	$503.95	$481.91	4.6%	$492.01	$480.29	2.4%
LTL revenue per shipment, excluding fuel surcharges	$429.21	$413.21	3.9%	$419.74	$406.52	3.3%
LTL weight per shipment (lbs.)	1,486	1,501	(1.0)%	1,477	1,499	(1.5)%
Average length of haul (miles)	906	915	(1.0)%	911	919	(0.9)%
Average active full-time employees	20,706	22,032	(6.0)%	21,304	22,522	(5.4)%

(1) -	In thousands
Note:

Our LTL operating statistics exclude certain transportation and logistics services where pricing is generally not determined by weight. These statistics also exclude adjustments to revenue for undelivered freight required for financial statement purposes in accordance with our revenue recognition policy.

OLD DOMINION FREIGHT LINE, INC.
Balance Sheets

	December 31,	December 31,
(In thousands)	2025	2024
Cash and cash equivalents	$120,091	$108,676
Other current assets	574,742	612,007
Total current assets	694,833	720,683
Net property and equipment	4,504,204	4,505,431
Other assets	271,123	265,281
Total assets	$5,470,160	$5,491,395

Current maturities of long-term debt	$20,000	$20,000
Other current liabilities	463,906	520,529
Total current liabilities	483,906	540,529
Long-term debt	19,995	39,987
Other non-current liabilities	655,202	666,291
Total liabilities	1,159,103	1,246,807
Equity	4,311,057	4,244,588
Total liabilities & equity	$5,470,160	$5,491,395

Note: The financial and operating statistics in this press release are unaudited.

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